UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
Form 8-K
______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2016
_______________________
AVIAT NETWORKS, INC.
(Exact name of registrant as specified in its charter)
______________________________________

Delaware	001-33278	20-5961564
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)
Address of principal executive offices: 5200 Great America Parkway, Santa Clara, CA 95054
Registrant’s telephone number, including area code: 408-567-7000
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES

EX-10.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 20, 2016, Aviat Networks, Inc. (the “Company”) announced the appointment of Eric Chang as the Company’s Vice President and Principal Accounting Officer. Mr. Chang’s employment with the Company will commence on February 3, 2016.
Before joining the Company, Mr. Chang, , was a Senior Director and Corporate Controller at Micrel from November 2013 to January 2016 and has an active CPA Prior to Micrel, Mr. Chang held senior accounting positions at Atmel from June 2007 to November 2013 and worked at both Ernst & Young and PricewaterhouseCoopers earlier in his career.
Mr. Chang does not have a family relationship with any of the officers or directors of the Company.
There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.
The Company entered into an employment agreement with Mr. Chang in connection with his appointment as Vice President and Principal Accounting Officer. The Company may terminate Mr. Chang’s employment without cause at any time and Mr. Change may terminate his employment with the Company with at least 10 business days’ notice to the Company.
The employment agreement provides for an annual base salary of $240,000, subject to annual review and adjustment by the Company’s Board of Directors (the “Board”). Mr. Chang will also be eligible to participate in the Company’s Annual Incentive Plan with a target annual bonus of 30% of annual base salary, based upon achievement of the same performance objectives, floors and caps determined by the Board for the Annual Incentive Plan for executives generally. For fiscal year 2016, Mr. Chang’s participation will be prorated based upon his hire date.
Mr. Chang will be eligible to participate in the Company’s Long-Term Incentive Program with a target value of 30% of base salary as determined by the Board. For fiscal year 2016, Mr. Chang’s participation will be prorated based upon his hire date.
Mr. Chang will also receive a one-time award of 75,000 shares of restricted stock with a four-year vesting period (25%/25%/25%/25%), with the first applicable vesting date for such awards on the first anniversary of his start date and additional vesting on each anniversary of such date thereafter.
In the event that Mr. Chang resigns from the Company without “good reason” or Mr. Chang’s employment is terminated by the Company for “cause,” each as defined in the employment agreement, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of termination of employment. If Mr. Chang’s employment is terminated by reason of death, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of such termination, except that his estate will receive a pro rata portion of any short-term incentive bonus that he would have earned during the incentive bonus period in which his employment terminates.
If Mr. Chang’s employment is terminated by the Company without cause or in connection with a long-term disability, or if Mr. Chang resigns from his employment for good reason, Mr. Chang will be entitled to the following severance benefits as long as he signs a general release in favor of the Company:

•	all compensation and benefits that are earned but unpaid through the date of termination;

•	monthly severance payments at Mr. Chang’s final base salary rate for a period of six months following such termination;

•	payment of premiums necessary to continue group health insurance under COBRA for a period of up to six months following such termination;

•	the prorated portion of any incentive bonus that Mr. Chang would have earned, if any, during the incentive bonus period in which Mr. Chang’s employment terminates;

•
with respect to any stock options or other equity-related awards, vesting will cease upon Mr. Chang’s termination date, but he will be entitled to purchase any vested shares of stock that are subject to options until the earlier of (1) 12 months following the termination date or (2) the date on which the applicable options expire; and

•	reasonable outplacement assistance selected and paid for by the Company for up to six months.
If, within 18 months following any “change of control” (as defined in the employment agreement), Mr. Chang is terminated by the Company without cause or if he resigns from his employment for good reason and signs a release in favor of the Company, he will be entitled to the severance benefits and payments described above, except that he will receive monthly severance payments, COBRA benefits and outplacement assistance for 12 months instead of six months.
In addition, Mr. Chang will receive a payment (in lieu of the payment described in the fourth bullet above) equal to the greater of (1) the average of the annual incentive bonus payments received by him, if any, for the previous three years; and (2) his target incentive bonus for the year in which his employment terminates. The Company will also accelerate the vesting of all unvested stock options and all other then-unvested equity-related awards that vest based solely on continued employment.
Mr. Chang is subject to non-compete provisions during the term of the employment agreement and non-solicitation covenants during the term of his employment agreement and for 12 months after his employment terminates.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1     Employment Agreement, dated January 20, 2016, between Aviat Networks, Inc., and Eric Chang.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIAT NETWORKS, INC.
Date: January 20, 2016	By:	/s/ Michael Pangia
		Name:	Michael Pangia
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No. Under Regulation S-K, Item 601	Description

10.1	Employment Agreement, dated January 20, 2016, between Aviat Networks, Inc. and Eric Chang.